UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 22, 2014
Post Holdings, Inc.
(Exact name of registrant as specified in its charter)

Missouri	1-35305	45-3355106
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
2503 S. Hanley Road
St. Louis, Missouri 63144
(Address, including Zip Code, of Principal Executive Offices)
Registrant’s telephone number, including area code: (314) 644-7600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.
On May 22, 2014, Post Holdings, Inc. (the “Company”) announced the pricing of its previously announced offering of $630 million aggregate principal amount of 6.00% senior notes due 2022 at par (the “Notes”). The Notes offering is expected to close on June 2, 2014, subject to customary closing conditions and the simultaneous closing of the Company's previously announced acquisition of MFI Holding Corporation (“Michael Foods”).
The Notes will be unsecured unsubordinated obligations of the Company and will be guaranteed by the Company’s domestic subsidiaries. The Company intends to use the net proceeds from the Notes and the previously announced common stock and tangible equity units offerings, together with cash on hand and approximately $625 million (subject to market and other conditions) of the approximately $885 million of new term loans the Company expects to borrow, to fund the acquisition of Michael Foods and to pay related fees and expenses.
A copy of the press release issued in connection therewith is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
The Notes and the related subsidiary guarantees were offered in the United States to qualified institutional buyers in an offering exempt from registration pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States in compliance with Regulation S under the Securities Act.
Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits
See Exhibit Index.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 22, 2014	Post Holdings, Inc.
(Registrant)

	By:	/s/ Robert V. Vitale
Name: Robert V. Vitale
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated May 22, 2014